THIS AMENDMENT NO. 9 to that certain Agreement and Plan of Merger, dated as of May 4, 2000 (the "Merger Agreement"), by and among Medallion Financial Corp., AMTC Merger Corp. and Ameritrans Capital Corporation is made, executed and delivered as of this 31st day of October, 2000 by the parties hereto pursuant to
Section 14.4 of the Merger Agreement. All capitalized terms not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

                              W I T N E S S E T H:

     WHEREAS, the parties desire to amend and restate certain terms and conditions of the Merger Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

     1.1. Amendment. Section 3.1(a)(1) is hereby amended by deleting the provisions from 3.1(a)(1)(t) until the end of Section 3.1(a)(1) and inserting the following in lieu thereof:

          "(t) if the average of the closing sale prices per share of Parent Common Stock on the Nasdaq National Market for the Determination Period; is greater than $33.99, then the Exchange Ratio shall be .50;

          (u) (x) $8.01 by (y) the average price of the closing sale prices per share of Parent Common Stock on the Nasdaq National Market for the Determination Period; if such average is between $14.00 and 14.99.

          If the average of the closing sale prices per share of Parent Common Stock on the Nasdaq National Market for the Determination Period is less than $14.00, then either Parent or the Company shall have the right to terminate this Agreement pursuant to Article XII;

          (v) If at any time after the execution of this Agreement, but prior to the Effective Time, the outstanding shares of Parent Common Stock shall be changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, the Exchange Ratio shall be correspondingly adjusted."

     1.2. Amendment. Section 4.12 is hereby amended by deleting subsection 4.12 and inserting the following in lieu thereof:

     "Section 4.12 No Material Adverse Change. Except as disclosed in Section
     4.12 of the Company Disclosure Schedule, since June 30, 1999, there has been no material adverse change in the management, assets, Liabilities, properties, business, operations, financial condition, results of operations or prospects of the Company or its Subsidiaries, provided that
     (i) with respect to the value of the underlying collateral for Medallion Loans (as defined herein) this representation shall be as of November 1, 2000; (ii) the Permitted Adjustments shall not be, alone or together with any other event, deemed to be a material adverse change; and (iii) any change occurring after January 31, 2000 in the value of the underlying collateral for Medallion Loans and any other loans in the Company's portfolio shall not be, alone or together with any other event, deemed to be a material adverse change."

     1.3. Amendment. Section 8.9 is hereby amended by deleting subsection 8.9 and inserting the following in lieu thereof:

     "Section 8.9 Financing. (a) Parent shall by November 30, 2000, have either
     (i) received from the Company's lenders such lender's consent (a) to this Agreement and the transactions contemplated hereby and (b) to continue financing upon the same terms (or upon terms satisfactory to Parent) or
     (ii) using commercially reasonable best efforts, obtained comparable financing to replace any Company financing for which lender approval has not been received."

     1.4. Amendment. Section 12.1(a) is hereby amended by deleting section 12.1(a) and inserting the following in lieu thereof:

     "(a) by either Parent or the Company if (i) the Merger shall not have been consummated on or before January 31, 2001, provided that termination pursuant to this Section 12.1(a) shall not be permitted if the sole condition required to close is approval from the U.S. Small Business Administration as set forth in Section 7.5 hereof or (ii) the Merger shall not have been consummated on or before February 23, 2001."

     1.5. Amendment. Section 12.1(f) is hereby amended by deleting section 12.1(f) and inserting the following in lieu thereof:

     "(f) by either Parent or the Company if the average of the closing sales prices per share of Parent Common Stock on the NASDAQ National Market for the Determination Period is less than $14.00;

     1.6. Counterparts. This agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     1.7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

     IN WITNESS WHEREOF, the parties have executed this agreement on the date first above written.

                                      MEDALLION FINANCIAL CORP.


                                      By: /s/ Andrew Murstein
                                          ----------------------------------
                                          Name:  Andrew Murstein
                                          Title  President


                                      AMTC MERGER CORP.


                                      By: /s/ Andrew Murstein
                                          ----------------------------------
                                          Name:  Andrew Murstein
                                          Title  President


                                      AMERITRANS CAPITAL CORPORATION


                                      By: /s/ Gary C. Granoff
                                          ----------------------------------
                                          Name:  Gary C. Granoff
                                          Title  President